Exhibit 21.1

LIST OF SUBSIDIARIES OF CORRECTIONS CORPORATION OF AMERICA

First Tier Subsidiaries:

CCA of Tennessee, LLC, a Tennessee limited liability company

CCA TRS, LLC, a Maryland limited liability company

CCA (UK) Ltd., a United Kingdom corporation

CCA South Texas, LLC, a Maryland limited liability company

Second Tier Subsidiaries:

CCA International, LLC, a Delaware limited liability company

Technical and Business Institute of America, LLC, a Tennessee limited liability company

TransCor America, LLC, a Tennessee limited liability company

TransCor Puerto Rico, Inc., a Puerto Rico corporation

CCA Health Services, LLC, a Tennessee limited liability company

Prison Realty Management, LLC, a Tennessee limited liability company

Correctional Alternatives, LLC, a California limited liability company